                                 EXHIBIT 99.1


CAUTIONARY STATEMENT FOR PURPOSES OF FORWARD-LOOKING STATEMENTS

     The Company identifies the following important risk factors which could affect the Company's actual results and cause actual results to differ materially from any such results which might be projected, forecast, estimated or budgeted by the Company in such forward-looking statements:

     RISK RELATED TO NEW PRODUCTS AND TECHNOLOGICAL CHANGE. The markets for the Company's product lines are characterized by rapidly changing technology and frequent product introductions. Whether the Company can develop and produce successfully, on a timely basis, new and enhanced products that embody new technology, meet evolving industry standards and practice, and achieve levels of capability and price that are acceptable to its customers, will be significant factors in the Company's ability to compete in the future. There can be no assurance that the Company will not encounter resource constraints or technical or other difficulties that could delay introduction of new products in the future. If the Company is unable, for technological or other reasons, to develop competitive products in a timely manner in response to changes in the seismic data acquisition industry or other technological changes, its business and operating results will be materially and adversely affected. In addition, the Company's continuing development of new products inherently carries the risk of inventory obsolescence with respect to its older products.

     RISKS RELATED TO TIMING OF PRODUCT SHIPMENTS. Due to the relatively high sales price of the Company's products and relatively low unit sales volume, the timing in the shipment of systems and the mix of products sold can produce fluctuations in quarter-to-quarter financial performance. See Note 13 of Notes to Consolidated Financial Statements. One of the factors which may affect the Company's operating results from time to time is that a substantial portion of its net sales and other revenues in any period may result from shipments during the latter part of a period. Because the Company establishes its sales and operating expense levels based on its operational goals, if shipments in any period do not meet goals, revenues and net profits may be adversely affected. The Company believes that factors which could affect such timing in shipments include, among others, seasonality of end-user markets, availability of purchaser financing, manufacturing lead times, customer purchases of leased equipment and shortages of system components. In addition, because the Company typically operates, and expects to continue to operate, without a significant backlog of orders for its products, the Company's manufacturing plans and expenditure levels are based principally on sales forecasts, which sometimes results in inventory excesses and imbalances from time to time.

     RISKS RELATED TO GROSS MARGIN. The Company's gross margin percentage is a function of the product mix sold in any period. Other factors, such as unit volumes, inventory obsolescence, heightened price competition, changes in sales and distribution channels, shortages in components due to timely supplies or ability to obtain items at reasonable prices, and availability of skilled labor, may also continue to affect the cost of sales and the fluctuation of gross margin percentages in future periods.

     UNCERTAINTY OF ENERGY INDUSTRY CONDITIONS. Demand for the Company's products is dependent upon the level of worldwide oil and gas exploration and development activity. Such activity in turn is primarily dependent upon oil and gas prices, which have been subject to wide fluctuation in recent years in response to relatively minor changes in the supply and demand for oil and natural gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. It is impossible to predict future oil and natural gas price movements with any certainty. No assurances can be given as to the future level of activity in the oil and gas exploration and development industry and its relationship to the future demand for the Company's products.

     CREDIT RISK FROM SALES ARRANGEMENTS. The Company sells to many customers on extended-term arrangements. Moreover, in connection with certain sales of its systems and equipment, the Company has guaranteed certain loans from unaffiliated parties to purchasers of such systems and equipment. In addition, the Company has sold contracts and leases to third-party financing sources, the terms of which often obligate the Company to repurchase the contracts and leases in the event of a customer default or upon certain other occurrences. Performance of the Company's obligations under these arrangements could have a material adverse effect on the Company's financial condition. A number of significant payment defaults by customers could have a material adverse effect on the Company's financial position and results of operations.

     DISRUPTION IN VENDOR SUPPLIES. The Company's manufacturing process requires a high volume of quality components. Certain components used by the Company are currently provided by only one vendor. In the future, the Company may, from time to time, experience supply or quality control problems with its suppliers, and such problems could significantly affect its ability to meet production and sales commitments. The Company's reliance on certain vendors, as well as industry supply conditions generally, involve several risks, including the possibility of a shortage or a lack of availability of key components, increases in component costs and reduced control over delivery schedules, any of which could adversely affect the Company's future financial results.

     RELIANCE ON SIGNIFICANT CUSTOMERS. A relatively small number of customers has accounted for most of the Company's net sales, although the degree of sales concentration with any one customer has varied from fiscal year to year.
During fiscal 1995, 1996 and 1997 the two largest customers in each of those years accounted for 26%, 42% and 45%, respectively, of the Company's net sales and other revenues. The loss of any of these customers could have a material adverse effect on the Company's sales revenues.

     COMPETITION. The design, manufacture and marketing of seismic data acquisition systems is highly competitive and is characterized by continual and rapid changes in technology. The Company's principal competitor for land seismic equipment is Societe d'Etudes Recherches et Construction Electroniques, an affiliate of Compagnie General de Geophysique which, unlike the Company, possesses the advantage of being able to sell to an affiliated seismic contractor.

     Competition in the industry is expected to intensify and could adversely affect the Company's future results. Several of the Company's competitors have greater name recognition, more extensive engineering, manufacturing and marketing capabilities, and greater financial, technological and personnel resources than those available to the Company. In addition, certain companies in the industry have expanded their product lines or technologies in recent years as a result of acquisitions. There can be no assurance that the Company will be able to compete successfully in the future with existing or new competitors. Pressures from competitors offering lower-priced products could result in future price reductions for the Company's products.

     RISK FROM SIGNIFICANT AMOUNT OF FOREIGN SALES. Sales outside the United States have historically accounted for a significant part of the Company's net sales and other revenues. Foreign sales are subject to special risks inherent in doing business outside of the United States, including the risk of war, civil disturbances, embargo and government activities, which may disrupt markets and affect operating results. Foreign sales are also generally subject to the risks of compliance with additional laws, including tariff regulations and import/export restrictions. The Company is, from time to time, required to obtain export licenses and there can be no assurance that it will not experience difficulty in obtaining such licenses as may be required in connection with export sales.

     Demand for the Company's products from customers in developing countries is difficult to predict and can fluctuate significantly from year to year. See
Note 8 of Notes to Consolidated Financial Statements. The Company believes that these changes in demand result primarily from the instability of economies and governments in certain developing countries, changes in internal laws and policies affecting trade and investment, and because those markets are only beginning to adopt new technologies and establish purchasing practices. These risks may adversely affect the Company's future operating results and financial position. In addition, sales to customers in developing countries on extended terms can present heightened credit risks for the Company, for the reasons discussed above.

     PROTECTION OF INTELLECTUAL PROPERTY. The Company believes that technology is the primary basis of competition in the industry. Although the Company currently holds certain intellectual property rights relating to its product lines, there can be no assurance that these rights will not be challenged by third parties or that the Company will obtain additional patents or other intellectual property rights in the future. Additionally, there can be no assurance that the Company's efforts to protect its trade secrets will be successful or that others will not independently develop products similar to the Company's or design around any of the intellectual property rights owned by the Company.

     DEPENDENCE ON PERSONNEL. The Company's success depends upon the continued contributions of its personnel, many of whom would be difficult to replace. The success of the Company will depend on the ability of the Company to attract and retain skilled employees. Changes in personnel, therefore, could adversely affect operating results.

     RISKS RELATED TO GOVERNMENT REGULATIONS AND PRODUCT CERTIFICATION. The Company's operations are also subject to laws, regulations, government policies, and product certification requirements worldwide. Changes in such laws, regulations, policies, or requirements could affect the demand for the Company's products or result in the need to modify products, which may involve substantial costs or delays in sales and could have an adverse effect on the Company's future operating results.

     RISKS OF STOCK VOLATILITY AND ABSENCE OF DIVIDENDS. In recent years, the stock market in general and the market for energy and technology stocks in particular, including the Company's common stock, have experienced extreme price fluctuations. There is a risk that stock price fluctuation could impact the Company's operations. Changes in the price of the Company's common stock could affect the Company's ability to successfully attract and retain qualified personnel or complete desirable business combinations or other transactions in the future. The Company has historically not paid cash dividends on its capital stock, and there can be no assurances that the Company will do so.

     RISKS RELATED TO ACQUISITIONS. To implement its business plans, the Company may make further acquisitions in the future. Acquisitions require significant financial and management resources both at the time of the transaction and during the process of integrating the newly acquired business into the Company's operations. The Company's operating results could be adversely affected if it is unable to successfully integrate such new companies into its operations. Certain acquisitions or strategic transactions may be subject to approval by the other party's board or shareholders, domestic or foreign governmental agencies, or other third parties. Accordingly, there is a risk that important acquisitions or transactions could fail to be concluded as planned.

     Future acquisitions by the Company could also result in issuances of equity securities or the rights associated with the equity securities, which could potentially dilute earnings per share. In addition, future acquisitions could result in the incurrence of additional debt, taxes, or contingent liabilities, and amortization expenses related to goodwill and other intangible assets. These factors could adversely affect the Company's future operating results and financial position.

     OIL AND GAS OPERATIONS. The Company's oil and gas operations are subject to the economic risks typically associated with exploration, development, and production activities, including the necessity of significant expenditures to drill exploratory wells. In conducting exploration and development activities, the Company may drill unsuccessful wells and experience losses and changes to earnings and, if oil or natural gas is discovered, there can be no assurance that such oil or natural gas can be economically produced or satisfactorily marketed. Historically, the markets for oil and natural gas have been volatile and are likely to continue to be volatile in the future. The nature of the oil and gas business involves certain operating hazards such as well blowouts, cratering, explosions, uncontrollable flows of oil, natural gas or well fluids, fires, formations with abnormal pressures, pollution, releases of toxic gas and other environmental hazards and risks, any of which could result in losses to the Company. While the Company's current practice is not to act as operator of any drilling prospect, and while the Company does maintain insurance in accordance with customary industry practices under the circumstances against some, but not all, of such risks and losses, the occurrence of such an event not fully covered by insurance could have a material adverse affect on the Company's financial position and results of operation.

     The foregoing review of factors pursuant to the Private Securities Litigation Reform Act of 1995 should not be construed as exhaustive. In addition to the foregoing, the Company wishes to refer readers to the Company's other filings and reports with the Securities and Exchange Commission for a further discussion of risks and uncertainties which could cause actual results to differ materially from those contained in forward-looking statements. The Company undertakes no obligation to publicly release the result of any revisions to any such forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.